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                                                                     EXHIBIT 5.1


                                October 24, 1996


Spieker Properties, Inc.
2180 Sand Hill Road, Suite 200
Menlo Park, CA 94025


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Spieker Properties, Inc., a Maryland corporation (the "Company"), with the Securities and Exchange Commission on October 25, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 2,605,097 shares of the Company's Common Stock, $.0001 par value per share (the "Shares"). The Shares are reserved for issuance under the Spieker Properties, Inc. Amended and Restated 1993 Directors' Stock Option Plan and the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

         It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectuses, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                        Very truly yours,



                                        /s/MORRISON & FOERSTER LLP